Exhibit 10.1

STOCK RIGHTS AND RESTRICTIONS AGREEMENT

THIS AGREEMENT, made and entered into as of this 27th day of January, 1989 (the “Agreement”) by and between The Coca-Cola Company (hereinafter “Shareholder”) and Coca-Cola Bottling Co. Consolidated (hereinafter the “Company”):

WHEREAS, Shareholder is a substantial holder of the Company’s Common Stock, par value $1.00 per share (“Common Stock”) and Class B Common Stock, par value $1.00 per share (“Class B Common Stock”) as a result of (i) the issuance to Shareholder of 1,355,033 shares of Common Stock and 269,158 shares of Class B Common Stock pursuant to that certain Stock Purchase Agreement dated as of May 7, 1987 between Shareholder and the Company (the “Investment Transaction Agreement”) and (ii) the issuance to Shareholder of 1,100,000 shares of Common Stock pursuant to that certain Acquisition Agreement dated as of the date hereof between Shareholder and the Company (the “Acquisition Agreement”) (the 1,355,033 shares of Common Stock and 269,158 shares of Class B Common Stock acquired by Shareholder pursuant to the Investment Transaction Agreement (as such shares may be incremented, reduced or adjusted pursuant to any stock split, stock dividend, recapitalization or similar transaction) are referred to herein as the “Initial Shares”; the 1,100,000 shares of Common Stock acquired by Shareholder pursuant to the Acquisition Agreement (as such shares may be incremented, reduced or adjusted pursuant to any stock split, stock dividend, recapitalization or similar transaction) are referred to herein as the “Additional Shares”; and the Initial Shares and Additional Shares, together with any additional shares of the Company’s stock hereafter acquired by Shareholder (including any shares acquired pursuant to Paragraph 8 hereof (“Paragraph 8 Shares”)), are referred to herein collectively as the (“Shares”);

WHEREAS, pursuant to the terms of the Investment Transaction Agreement, Shareholder and the Company agreed that the Initial Shares would possess certain rights and be subject to certain restrictions;

WHEREAS, Shareholder and the Company desire that the Additional Shares and Paragraph 8 Shares possess certain rights and be subject to certain restrictions in addition to those rights and restrictions provided for pursuant to the Company’s Certificate of Incorporation and the laws of the State of Delaware; and

WHEREAS, the parties wish to set forth herein all such rights and restrictions applicable to the Initial Shares, the Additional Shares and the Paragraph 8 Shares;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, Shareholder and the Company hereby agree as follows:

1.        Accrual of Dividends.

(a)       Initial Shares. Shareholder agrees that for the five year period beginning on June 26, 1987 and ending on June 26, 1992, the Company may elect to accrue rather than pay any dividends declared on the Initial Shares; provided, however, that all accrued dividends will be paid not later than June 26, 1992, together with interest thereon calculated on the accrued balance outstanding from time to time at the prime rate of interest announced from time to time by Morgan Guaranty Trust Company of New York; and provided further that, notwithstanding the foregoing, Shareholder waives and shall not be entitled to any interest with respect to any accrued balances for the two-year period from June 26, 1987 through June 26, 1989.

(b)       Additional Shares. Shareholder agrees that for the five year period beginning on January 27, 1989 and ending on January 27, 1994, the Company may elect to accrue rather than pay any dividends declared on the Additional Shares; provided, however, that all accrued dividends will be paid not later than January 27, 1994, together with interest thereon calculated on the accrued balance outstanding from time to time at the prime rate of interest announced from time to time by Morgan Guaranty Trust Company of New York; and provided further that, notwithstanding the foregoing, Shareholder waives and shall not be entitled to any interest with respect to any accrued balances for the two-year period from January 27, 1989 through January 27, 1991.

2.        Agreement to Hold Shares.

(a)       Initial Shares. Shareholder agrees to hold the Initial Shares until at least June 26, 1992, unless it is obligated to sell or otherwise dispose of the Initial Shares by court order, or otherwise based on an opinion of King & Spalding or other counsel reasonably acceptable to the Company stating that such sale or other disposition is required by law.

(b)       Additional Shares. Shareholder agrees to hold the Additional Shares until at least January 27, 1994, unless it is obligated to sell or otherwise dispose of the Additional Shares by court order, or otherwise based on an opinion of King & Spalding or other counsel reasonably acceptable to the Company stating that such sale or other disposition is required by law.

(c)       Conversion of Class B Shares. Except as may be provided in this Agreement, in no event will Shareholder sell or otherwise dispose of shares of Class B Common Stock without prior thereto converting them into shares of Common Stock.

3.        Acquisition of Shares by Shareholder. Shareholder agrees that, it will not purchase or acquire additional shares of the Company’s stock other than with the consent of the Company or as provided herein.

4.        Transfer Restriction and Right of First Refusal.

(a)       Except as otherwise provided in Paragraphs 2 and 5 hereof, Shareholder shall not sell, assign, transfer or otherwise dispose of all or any of the Shares (any such disposition being hereinafter referred to as a “Share Transfer”) without providing the Company the right of first refusal set forth herein. If Shareholder receives or obtains a bona fide offer to purchase all or part of the Shares, Shareholder shall notify (the date of such notice being hereinafter referred to as the “Offering Date”) the Company of all pertinent details of the proposed Share Transfer, including the identity of the purchaser, the number of Shares that Shareholder proposes to transfer (the “Affected Shares”) and the price at which the Affected Shares are to be sold and shall include a copy of the proposed purchaser’s written offer. Said notice shall constitute an offer by Shareholder to sell to the Company all, but not less than all, of the Affected Shares upon the same terms and at the price quoted in the notice. The Company shall have 20 days after the Offering Date in which to accept the offer of Shareholder (the “Offering Period”). If the offer of the Company is accepted, the Affected Shares must be purchased within 60 days after the Offering Date upon the same terms and at the price quoted in the notice. If the offer of Shareholder is not accepted within the Offering Period, Shareholder shall be free to sell the Affected Shares; provided, however (i) that the sale shall be only to the identified purchaser and upon the same terms and at a price which is equal to or higher than the price described in the offer to the Company and (ii) that the sale must be consummated within six (6) months after the Offering Date. After the expiration of such six-month period or if the identity of the proposed purchaser changes, the Affected Shares shall again be subject to the provisions of this Agreement as though the offer to the Company had not previously been given.

(b)       For purposes of this Paragraph 4, the Shareholder’s written request to have Shares registered pursuant to Paragraph 7 shall be deemed a “bona fide written offer” with respect to such Shares, such Shares requested to be registered shall be deemed “Affected Shares”, and the Company shall have the option to purchase such Affected Shares pursuant to the provisions of subparagraph (a) above. The price at which the Company may purchase such Affected Shares shall be established in the same manner by which the price of Option Shares is to be established pursuant to Paragraph 6 below except that any appraisal with respect to the Affected Shares shall be based upon the price expected to be received for such shares in the proposed public offering. If the Company does not accept the offer of the Shareholder to purchase the Affected Shares within ten (10) days after the purchase price of such shares has been established, then notwithstanding any provisions of subparagraph (a) above to the contrary, Shareholder will be permitted to sell such Affected Shares pursuant to such requested registration, regardless of the price at which such shares are actually sold in such registration or the date on which it is completed.

5.        Transfer to Affiliates. Without complying with the other provisions of this Agreement, Shareholder may make a Share Transfer to any corporation 100% of the voting capital stock of which is owned by Shareholder (a “Wholly-Owned Subsidiary”). Any Shares transferred to a Wholly-Owned Subsidiary hereunder shall remain subject to the provisions of this Agreement. To evidence further that such Shares are subject to this Agreement, any Wholly-Owned Subsidiary that has not previously executed this Agreement shall acknowledge its agreement to be bound by the terms of this Agreement. Until such Wholly-Owned Subsidiary has done so, the Company shall have no obligation to register any shares in the name of such Wholly-Owned Subsidiary or to recognize such Wholly-Owned Subsidiary as having any rights to such Shares.

6.        Company’s Option to Call Additional Shares for Redemption. The Company shall have the following option with respect to the Additional Shares and any Paragraph 8 Shares:

From and after the sixth (6th) anniversary of the date hereof through the thirtieth (30th) anniversary, the Company may, at its sole option and from time to time, call for redemption that number of shares of the Additional Shares (and any Paragraph 8 Shares) up to the number of shares which, if purchased from Shareholder, would reduce Shareholder’s ownership of the equity of the Company to 20% (such shares being referred to hereinafter as the “Option Shares”). The Company may exercise such call option pursuant to a written notice of exercise (the “Option Notice”), the form of which is attached hereto as Exhibit A, with respect to all or part of the Option Shares, but it may not deliver an Option Notice with respect to less than twenty-five percent (25%) of the Option Shares unless less than 25% of the Option Shares are outstanding in which case the Company may call all, but not less than all, of such outstanding Option Shares. The Company shall not be permitted to deliver more than one Option Notice in any twelve month period or more than a total of twelve (12) Option Notices during the term of this call option. The purchase price payable for shares purchased pursuant to such call option shall be established as follows: If the Company and Shareholder have not established a mutually agreeable price for the shares within thirty days of the receipt by Shareholder of an Option Notice, then the Company will propose a nationally recognized investment banking firm to appraise the Option Shares. If Shareholder accepts the proposed investment banker, then that investment banker will appraise the Option Shares on a per share basis. Upon receipt of the appraisal, the Board of Directors of the Company shall review the appraisal and determine whether the Company elects to purchase at the appraised price. If the Company determines to proceed with the purchase, then it will so notify Shareholder and the purchase price shall be the appraised price. If Shareholder disapproves the investment banker proposed by the Company, then Shareholder will select a nationally recognized investment banking firm to provide a second appraisal, and the two investment banking firms will simultaneously appraise the Option Shares. The purchase price, determined on a per share basis, shall be equal to the average of the two investment banking firms’ appraisals. Upon receipt of the two appraisals, the Board of Directors of the Company will determine whether or not it elects to proceed with the purchase at the established price. The Company’s election not to proceed with the purchase of any Option Shares will in no way waive or prejudice the Company’s rights hereunder to purchase such shares thereafter. Any appraisal done by an investment banking firm shall be based upon a valuation method generally accepted in the bottling industry, including the discounted free cash flow method of valuation taking into account historical financial information and expected future growth trends, but such appraisal shall in no event take into account the trading price of the Company’s Common Stock on NASDAQ or on any securities exchange. Notwithstanding the foregoing, the price per share paid by the Company for shares acquired pursuant to this call option shall in no event be less than $42.50 per share (subject to appropriate adjustment to reflect changes in the Company’s capital structure); provided that such minimum price shall not apply to any Paragraph 8 Shares purchased by the Company as provided herein.

In the event that the Company exercises its call option described above and, within one year after the exercise of such option, all or substantially all of the issued and outstanding capital stock of the Company is acquired in a transaction in which the consideration per share of Common Stock to be received by shareholders of the Company exceeds the purchase price per share paid by the Company to Shareholder pursuant to the exercise of such call option, then Shareholder shall be entitled to receive an additional amount for the shares purchased by the Company equal to the difference between the price actually paid by the Company for such shares and the price that Shareholder would have received had such shares not been purchased by the Company.

The call option provided for in this Paragraph 6 shall automatically expire prior to the end of its stated term at such time as the Harrisons no longer exercise voting control over the Company. For purposes hereof, the “Harrisons” shall mean (i) J. Frank Harrison or executors or trustees under his will, (ii) J. Frank Harrison, III and (iii) the trusts which are parties to a Shareholders Agreement dated December 17, 1988 among Shareholder, J. Frank Harrison, J. Frank Harrison, III and such trusts.

7.        Registration Rights. Shareholder shall have the right from time to time commencing on June 26, 1992, in the case of the Initial Shares, and January 27, 1994, in the case of the Additional Shares (and any Paragraph 8 Shares), to include any or all of the Shares in a registration statement filed with the Securities and Exchange Commission (the “Commission”) by the Company under the Securities Act of 1933, as amended, in which such shares may be included (other than a registration statement on Forms S-4 or S-8). The Company will give written notice to Shareholder of any such proposed registration, and Shareholder shall have 30 days after receipt of such notice to request in writing that such shares be included in such registration statement. Shares included in any such registration statement shall be subject to a customary 90-day hold-back if required by the managing underwriter(s) of the offering to which the registration statement relates. In addition, Shareholder shall have the right from time to time commencing on June 26, 1992, in the case of Initial Shares, and January 27, 1994, in the case of Additional Shares (and any Paragraph 8 Shares), to request in writing that the Company file a registration statement with the Commission with respect to some or all of the Shares, and, insofar as relates to Additional Shares (and any Paragraph 8 Shares), if the Company waives in writing its option as provided in Paragraph 6 hereof to call such Additional Shares (and any Paragraph 8 Shares), the Company shall use its best efforts to cause such registration statement to be filed and declared effective as promptly as is practicable. No registration statement need be filed in response to such a request containing financial statements with respect to a given fiscal year until 90 days after the end of such fiscal year if the Company’s request is made after the end of such fiscal year. In addition, the Company may in good faith defer filing of such registration statement for a reasonable time in light of business developments relating to the Company. Shareholder shall be responsible for its own legal fees and expenses in connection with the filing of any registration statement to which this Paragraph 7 relates, as well as any broker’s discounts or commissions, and the Company shall be responsible for all other fees and expenses in connection therewith. The Company and Shareholder shall indemnify and hold harmless each other (and any underwriter) in any such registration to the extent customary, provided that Shareholder shall be liable only with respect to information provided by it in writing to the Company relating to it and the Shares being registered.

The Company will use its best efforts to file on a timely basis with the Commission all information that the Commission may require under either Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, and shall use its best efforts to take all action that may be required as a condition to the availability of Rule 144 under the Securities Act (or any successor exemptive rule hereinafter in effect) with respect to the Common Stock. The Company shall furnish to any holder of Shares forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company as filed with the Commission, and (iii) any other reports and documents that a holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a holder to sell any Shares without registration.

8.        Shareholder’s Options.

(a)       If, at any time after January 27, 1989 and from time to time thereafter for so long as Shareholder (or any company in which Shareholder owns 40% or more of the voting shares) owns shares of the Company’s Common Stock or Class B Common Stock (“Consolidated Stock”), the Company issues any additional shares of Consolidated Stock or issues any equity securities (including preferred stock or convertible debt) of any kind, then the Company will notify Shareholder of such issuance and the price and terms thereof, and Shareholder will have the option for a period of 60 days from receipt of such notice to purchase an “Amount” of such stock or securities on the same terms (or for cash having equivalent value in the event of an issuance for other than cash). In the case of issuance of Consolidated Stock, an “Amount” shall mean the smallest number of shares of the class or classes being issued which will allow Shareholder to maintain ownership of both 29.67% of the outstanding shares of common stock of all classes and 22.59% of the total votes of all outstanding shares of all classes of the Company; and in the case of an issuance of other equity securities, an “Amount” shall mean a number equal to that percentage of the equity securities so issued to persons other than Shareholder such that Shareholder would own 29.67% of the outstanding securities in such class after exercise of this option; provided, however, that if (i) Shareholder has voluntarily disposed of any of the Shares held by Shareholder as of the date hereof, including any additional shares which Shareholder has received as a result of any stock split or dividend or as a result of a purchase made to maintain Shareholder’s 29.67% of the outstanding shares of common stock of all classes and 22.59% of the total votes of all outstanding shares of all classes of the Company, or (ii) the Company has exercised its call option with respect to Additional Shares provided for in Paragraph 6 of this Agreement, then each of the percentages set forth hereinabove shall be reduced by multiplying it by a fraction, the numerator of which shall be the number of shares which Shareholder would have in the absence of such voluntary disposition or such purchase by the Company, less the number of shares so disposed of by Shareholder or acquired by the Company, and the denominator of which shall be the number of shares which Shareholder would have had in the absence of such voluntary disposition or such purchase of shares by the Company.

(b)       In the event that, due to conversions of outstanding shares of Class B Common Stock into shares of Common Stock or otherwise, Shareholder at any time owns 30.67% or more of the outstanding shares of common stock or 23.59% or more of the total votes of all outstanding shares of all classes of the Company, then the Company will promptly notify Shareholder and Shareholder will negotiate in good faith for a sale of the shares in excess of 29.67% to the Company and will in any event exchange that number of shares of Class B Common Stock owned by Shareholder for shares of Common Stock so that Shareholder thereafter will own not less than 20% (nor more than 21%) of the outstanding shares of

Class B Common Stock and hold not less than 22.59% (nor more than 23.59%) of the total votes of all outstanding shares of all classes of the Company. Notwithstanding any other provisions hereof, in the event that, due to the issuance of additional shares of Class B Common Stock upon the conversion or exercise of any security, warrant or option of the Company, Shareholder owns less than 20% of the outstanding shares of Class B Common Stock and less than 20% of the total votes of all outstanding shares of all classes of the Company, the Company will promptly notify Shareholder and will provide for the exchange of that number of shares of Common Stock owned by Shareholder for shares of Class B Common Stock so that Shareholder thereafter owns at least 20% of the outstanding shares of Class B Common Stock and at least 20% of the total votes of all outstanding shares of all classes of the Company; provided, however, that if (i) Shareholder has voluntarily disposed of any of the Shares held by it as of the date hereof, including any additional shares which Shareholder has received as a result of any stock split or dividend or as a result of a purchase made to maintain Shareholder’s 29.67% of the outstanding shares of common stock of all classes and 22.59% of the total votes of all outstanding shares of all classes of the Company, or (ii) the Company has exercised its call option with respect to Additional Shares (or any Paragraph 8 Shares) pursuant to Paragraph 6 of this Agreement, then each of the percentages set forth hereinabove shall be reduced by multiplying it by a fraction, the numerator of which shall be the number of shares which Shareholder would have in the absence of such voluntary disposition or such purchase of shares by the Company, less the number of shares so disposed of or so purchased by the Company, and the denominator of which shall be the number of shares which the Company would have had in the absence of such voluntary disposition or such purchase of shares by the Company.

9.        Election of Director.

As long as Shareholder holds, directly or indirectly, fifteen percent (15%) or more of the total voting power of all classes of common stock of the Company, the Company agrees to propose one person designated by Shareholder who shall be reasonably acceptable to the Company for nomination to its Board of Directors at each election of directors when such nomination would be necessary for Shareholder to have one representative on the Company’s Board of Directors immediately following such election. The Company shall use its best efforts to cause the Shareholder’s designee to become a member of the Company’s Board of Directors as promptly as practicable following the date hereof. If at any time between elections Shareholder’s nominee resigns or for any reason can no longer serve, the Company will use its best efforts to cause the vacancy to be filled by a person designated by Shareholder and reasonably acceptable to the Company.

10.      Amendment to Investment Transaction Agreement.

The Investment Transaction Agreement is hereby amended by deleting therefrom, in their entirety, Section 5.2 and Articles VI and VII.

11.      General Provisions.

(a)       This Agreement and the rights of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware.

(b)       This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

(c)       This Agreement shall terminate only upon the written agreement of the parties.

(d)       An appropriate legend will be imprinted on the certificates of Common Stock and Class B Common Stock subject to this Agreement.

(e)       If any provision of this Agreement shall be declared void or unenforceable by any court or administrative board of competent jurisdiction, such provision shall be deemed to have been severed from the remainder of this Agreement and this Agreement shall continue in all respects to be valid and enforceable.

(f)       No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE COCA-COLA COMPANY
By:	/s/ ILLEGIBLE

Authorized Representative

COCA-COLA BOTTLING CO. CONSOLIDATED
By:	/s/ ILLEGIBLE